Exhibit 99(a)(3)

Repurchase Form

Before completing the Repurchase Form please read the instructions, “Completing the Repurchase Form”, on the reverse of this form.

Shareholder(s)	1 Number of B Shares as at 30 April 2007

Second Repurchase Form

2 Number of B Shares to be repurchased (Enter the word “All” or the number of B Shares you wish to have repurchased)

Signatures

3	Execution of individual(s)
	Signed and delivered as a deed by:	Witnessed by (name and address)	Witness signature(s):

Sole or first-registered holder

Joint registered holder (if any)

Joint registered holder (if any)

Joint registered holder (if any)

Execution by a Company
Executed and delivered as a deed by the company named below:			Acting by:

Name of company			Signature of Director/Secretary/Authorised signatory*

Signature of Director/Secretary/Authorised signatory*

* Delete as appropriate

Completing the Repurchase Form

Shareholders not wishing to have their B Shares repurchased should NOT complete or return the Repurchase Form.

The following instructions set out what you need to do to inform the Company of your acceptance of the Second Repurchase Offer and to have some or all of your B Shares repurchased.

References to Boxes refer to the boxes indicated on the Repurchase Form overleaf.

a)	The Repurchase Form shows the name of the shareholder, or names of joint shareholders, of B Shares for which a repurchase is being offered.

b)

Box 1 shows the number of B Shares held as at 30 April 2007. If you do not buy, sell or transfer any B Shares before 25 May 2007, then this number will also be the number of B Shares that you will hold at the time of the Second Repurchase Offer and may make a decision about. If you do buy, sell or transfer any B Shares you should take care to ensure that your acceptance is in respect of the number of B Shares that would be registered in your name on 25 May 2007.

To accept the Second Repurchase Offer

c)	To accept the Second Repurchase Offer for all of your B Shares, enter the word ALL in Box 2.

d)	To accept the Second Repurchase Offer for some of your B Shares, enter (in numbers) the number of your B Shares you wish to be repurchased in Box 2.

e)

When the Repurchase Form is completed the shareholder, or all joint shareholders, must sign the Repurchase Form (in Box 3) and these signatures need to be witnessed (the witness must be over 18 years of age and cannot be the shareholder or one of the joint shareholders, although one person could separately witness the signature of all joint shareholders).

Default positions where Repurchase Forms are incorrectly completed.

f)

If Box 2 is left blank, or if a number greater than your entire holding of B Shares is entered in Box 2 and you have signed Box 3 you will be deemed to have accepted the Second Repurchase Offer in respect of your entire holding of B Shares.

g)	If the signature(s) in Box 3 is/are missing or is/are not witnessed, the Repurchase Form will be returned for correct completion.

h)	Any Repurchase Form that has been returned for correct completion and is not resubmitted by 4.30pm on 25 May 2007 will not be deemed to have accepted the Second Repurchase Offer.

Submitting your acceptance

i)

Once completed and signed the Repurchase Form should be returned along with your B Share certificate(s) in the reply-paid envelope provided (for use in the UK only). No stamps will be needed if posted in the UK. To be valid, Forms of Repurchase must be returned by 4.30pm on 25 May 2007. If you do not use the envelope provided or are posting from outside the United Kingdom, the Repurchase Form and your B share certificate should be sent to Lloyds TSB Registrars, 3rd Floor, Princess House, 1 Suffolk Lane, London EC4R 0AX (postage will be payable).

Queries regarding the Second Repurchase Offer

j)

If you need assistance in completing the Repurchase Form or have any queries relating to it you should telephone the Shareholder Helpline on 0870 600 3999 (or +44 1903 276 342 if calling from outside the UK) between 8.30am and 5.30pm, Monday to Friday except Bank Holidays. Please note that the Shareholder Helpline will not provide advice on the merits of the return of cash or give any personal financial or tax advice.

To avoid unnecessary inconvenience and delay, the following points may assist you:

k)

If a holder is away from home (e.g. abroad or on holiday). Send this Repurchase Form by the quickest means (e.g. airmail) to the holder for execution or, if he has executed a power of attorney see point (o) below.

l)

If you have sold or otherwise transferred all of your holding of B Shares. Send this Repurchase Form, the accompanying documents and reply paid envelope to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee.

m)

If the sole holder has died. If grant of probate or letters of administration has/have been registered with Lloyds TSB Registrars, this Repurchase Form must be signed by the personal representative(s) or executor(s) of the deceased holder, each in the presence of a witness (who must also sign the Repurchase Form), and returned to Lloyds TSB Registrars. If a grant of probate or letters of administration has/have not been registered with Lloyds TSB Registrars, the personal representative(s) or executor(s) should sign this Repurchase Form in the presence of a witness, and submit it together with an explanatory letter stating the capacity in which they sign. However, an official copy of the grant of probate or letters of administration must be lodged with Lloyds TSB Registrars before the consideration due under the repurchase can be forwarded to the personal representative(s) or executor(s).

n)

If one of the joint holders has died. This Repurchase Form is valid if signed by the surviving holder(s), in the presence of a witness who must also sign this Repurchase Form, and lodged with Lloyds TSB Registrars with the death certificate(s), grant of probate, or letters of administration in respect of the deceased holder.

o)

If the Repurchase Form is signed under a power of attorney. The completed Repurchase Form should be lodged with Lloyds TSB Registrars accompanied by the original power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971 by, for example, a solicitor). The power of attorney will be noted by Lloyds TSB Registrars and returned as directed.

p)

If your B share certificate(s) is/are held by your stockbroker, bank or some other agent. Complete this Repurchase Form and, if the share certificate(s) is/are readily obtainable, deliver this completed Repurchase Form to your bank, stockbroker or other agent for lodging with Lloyds TSB Registrars accompanied by the share certificate(s) and/or other document(s) of title by 4.30pm on 25 May 2007. If the share certificate(s) is/are not readily obtainable, send this Repurchase Form duly completed to Lloyds TSB Registrars together with an explanatory letter and arrange for the share certificate(s) to be forwarded to Lloyds TSB Registrars as soon as possible thereafter but in any event before 4.30pm on 25 May 2007.

q)

If your B share certificate(s) has/have been lost. Complete this Repurchase Form and lodge it, together with any share certificate(s) available, with Lloyds TSB Registrars accompanied by an explanatory letter stating that the balance will follow as soon as possible or that you have lost one or more of your share certificate(s). At the same time you should contact Lloyds TSB Registrars and request that you be sent a letter of indemnity for completion. When completed the letter of indemnity must be lodged with Lloyds TSB Registrars, 3rd Floor, Princess House, 1 Suffolk Lane, London EC4R 0AX in support of this Repurchase Form as soon as possible but in any event before 4.30pm on 25 May 2007. No payment will be made under the terms of the Second Repurchase Offer unless the relevant share certificate(s) and/or other document(s) of title, or an indemnity acceptable to Scottish Power plc is/are received by the due date.